EXHIBIT 23.2

CONSENT OF VAVRINEK, TRINE, DAY & CO., LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. xxxxx) of Bridge Capital Holdings (the Company) of our reports dated February 27, 2007 relating to 1) the Consolidated Financial Statements of the Company, 2) management’s assessment of the effectiveness of internal control over financial reporting and 3) the effectiveness of internal control over financial reporting, all of which are included in the Company’s Form 10-K for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the prospectus included in the Registration Statement.

Vavrinek, Trine, Day & Co., LLP
Palo Alto, California
August 9, 2007